EXHIBIT 10.18
EMPLOYMENT AGREEMENT
      THIS EMPLOYMENT AGREEMENT is entered into as of February 28, 2007, by ENTERTAINMENT PROPERTIES TRUST, a Maryland real estate investment trust (the “Company”) and Mark A. Peterson (“Employee”). In consideration of the mutual covenants contained herein, the parties agree as follows:
     1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.
          “ANNUAL INCENTIVE PROGRAM” shall mean the annual incentive program of the Company, as amended from time to time, or any successor incentive program adopted by the Board or the Compensation Committee, pursuant to which annual Performance Bonuses and Incentive Bonuses may be awarded to Employee. Pursuant to the Annual Incentive Program, the Compensation Committee may make recommendations to the Board, and the Board may adopt, an annual bonus for the Employee which will be based primarily on the Employee’s performance, as measured by the Board, for the most recently completed fiscal year.
          “BOARD” shall mean the Board of Trustees of the Company. Notwithstanding anything herein to the contrary, the Board may authorize the Compensation Committee to take any action required to be taken by the Board pursuant to this Agreement.
          “CAUSE” shall mean and be limited to an affirmative determination by the Board that any of the following has occurred: (a) Employee’s willful and continued failure or refusal to perform his duties with the Company (other than as a result of his Disability or incapacity due to mental or physical illness) which is not remedied in the reasonable good faith determination of the Board within 30 days after Employee’s receipt of written notice from the Board specifying the nature of such failure or refusal, or (b) the willful engagement by Employee in misconduct which is materially and demonstrably injurious to the Company. For purposes of this Agreement, no act or failure to act shall be considered “willful” unless done or omitted in bad faith and without reasonable belief that the act or omission was in the best interests of the Company. A failure or refusal to perform duties materially and adversely inconsistent with Employee’s position, as contemplated in paragraph (a) of the definition of “Good Reason,” shall not be considered willful or in bad faith.
          “CHANGE IN CONTROL” shall mean the occurrence of any of the following events:
          (a) Incumbent Trustees cease for any reason to constitute at least a majority of the Board.
          (b) Any “person” (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) or “group” (within the contemplation of Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) or controls the voting power, directly or indirectly, of shares of the Company representing 25% or more of the Company Voting Securities, other than (i) an acquisition of Company Voting Securities by an underwriter pursuant to an offering of shares by the Company, (ii) a Non-Qualifying Transaction, or (iii) an acquisition of Company Voting Securities directly from the Company which is approved by a majority of the Incumbent Trustees.
          (c) The shareholders of the Company approve a Business Combination, other than a Non-Qualifying Transaction.
          (d) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.
          (e) The acquisition of direct or indirect Control of the Company by any “person” or “group.”
          (f) Any transaction or series of transactions which results in the Company being “closely held” within the meaning of the REIT provisions of the Code, after any applicable grace period, and with respect to which the Board has either waived or failed to enforce the “Excess Share” provisions of the Company’s Amended and Restated Declaration of Trust.
          (g) For purposes of this definition:
               (A) “Company Voting Securities” shall mean the outstanding shares of the Company eligible to vote in the election of trustees of the Company.
               (B) “Company 25% Shareholder” shall mean any “person” or “group” which beneficially owns or has voting control of 25% or more of the Company Voting Securities.
               (C) “Business Combination” shall mean a merger, consolidation, acquisition, sale of all or substantially all of the Company’s assets or properties, statutory share exchange or similar transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for the transaction itself or the issuance or exchange of securities in the transaction.
               (D) “Incumbent Trustees” shall mean (1) the trustees of the Company as of the date of this Agreement or (2) any trustee elected subsequent to the date of this Agreement whose election or nomination was approved by a vote of at least two-thirds of the Incumbent Trustees then on the Board (either by specific vote or approval of a proxy statement of the Company in which such person is named as a nominee for trustee).
               (E) “Parent Corporation” shall mean the ultimate parent entity that directly or indirectly has beneficial ownership or voting control of a majority of the outstanding voting securities eligible to elect directors of a Surviving Corporation.
               (F) “Surviving Corporation” shall mean the entity resulting from a Business Combination.

               (G) “Non-Qualifying Transaction” shall mean a Business Combination in which all of the following criteria are met: (1) more than 50% of the total voting power of the Surviving Corporation or, if applicable, the Parent Corporation, is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, is represented by shares into which the Company Voting Securities were converted pursuant to the Business Combination and held in substantially the same proportion as the Company Voting Securities were held immediately prior to the Business Combination), (2) no “person” or “group” (other than a Company 25% Shareholder or any Employee Benefit Plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) would become the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and no Company 25% Shareholder would increase its percentage of such total voting power as a result of the transaction, and (3) at least a majority of the members of the board of directors or similar governing body of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Trustees at the time of the Board’s approval of the Business Combination.
          (h) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any “person” or “group” acquires beneficial ownership or voting control of more than 25% of the Company Voting Securities as a result of any acquisition of Company Voting Securities by the Company, but if after that acquisition by the Company the “person” or “group” becomes the beneficial owner or obtains voting control of any additional Company Voting Securities, a Change in Control shall be deemed to occur unless otherwise exempted as set forth above.
          “CODE” shall mean the Internal Revenue Code of 1986, as amended.
          “COMPENSATION COMMITTEE” shall mean the compensation committee appointed by the Board.
          “CONTROL” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of Company Voting Securities, by contract, or otherwise.
          “DISABILITY” shall mean (a) the adjudication of incompetence of Employee or (b) the failure of Employee to perform his duties with the Company on a full-time basis for a period of time until the Company’s Long-Term Disability Plan commences payment of benefits as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Company or its insurers and acceptable to Employee or his legal representative, which acceptance shall not be unreasonably withheld.
          “EMPLOYEE BENEFIT PLANS” shall mean any and all 401(k) plans, profit sharing plans, retirement plans, savings plans, investment plans, Health Plans, group life insurance, disability insurance, salary continuation plans, accidental death and travel accident insurance plans, long-term care plans, fringe benefits and all other benefit plans, programs and policies of the Company adopted for peer management employees of the Company or agreed to by Employee and the Company during the Employment Period.
          “EMPLOYMENT PERIOD” shall mean the period from the date of this Agreement until the third anniversary of the date hereof, as extended automatically by adding one additional one year period on the third anniversary of the date hereof and on each anniversary thereafter.
          “EXCESS PARACHUTE PAYMENT” shall have the meaning given by such term in Section 280G of the Code.
          “EXCHANGE ACT” shall mean the Securities Exchange Act of 1934, as amended.
          “EXCISE TAX” shall mean any tax imposed by Section 4999 or 280G of the Code.
          “GOOD REASON” shall mean any of the following which is not remedied in the reasonable good faith determination of Employee within 30 days after the Company’s receipt of written notice specifying the event claimed to constitute Good Reason:
     (a) The assignment to Employee of duties materially and adversely inconsistent with Employee’s position as described in Section 2 or other position to which Employee may have been promoted prior to that time, or any material reduction in Employee’s office, status, position, title(s) or responsibilities which is not agreed to by Employee;
     (b) Any material reduction in Employee’s base compensation or eligibility under the Annual Incentive Program, eligibility for Long-Term Incentive Awards under the Long-Term Incentive Plan, or eligibility under Employee Benefit Plans which is not agreed to by Employee, or, after the occurrence of a Change in Control, a diminution of the Employee’s target opportunity under the Annual Incentive Plan, Long-Term Incentive Plan or any successor plan, or a failure to evaluate Employee’s performance relative to the target opportunity based upon the same metrics as peer management at the surviving or acquiring company;
     (c) A material breach of this Agreement by the Company, its successors or assigns, including any failure to pay Employee on a timely basis any amounts to which he is entitled under this Agreement; or
     (d) Any requirement that Employee be based at any office outside of a 35-mile radius of the current offices of the Company.
          “GROSS-UP PAYMENT” shall mean a payment to Employee in an amount equal to all Excise Tax imposed on Employee as a result of any of the events described in Section 6(d),

plus an amount equal to all federal, state or local income or other tax imposed on Employee as a result of any payment of such Excise Tax amount.
          “HEALTH PLANS” shall mean any and all individual and family health and hospitalization insurance and/or self-insurance plans, medical reimbursement plans, prescription drug plans, dental plans and other health and/or wellness plans.
          “INCENTIVE BONUS” shall mean any portion of bonus awarded to Employee under the Annual Incentive Program in which the Employee elects to take restricted shares of the Company or other equity based compensation.
          “LONG-TERM INCENTIVE AWARDS” shall mean all grants of equity-based compensation awarded to Employee under the Company’s Long-Term Incentive Plan, other than Incentive Bonuses, together with amounts under the Long-Term Incentive Plan that Employee elects to contribute to the Section 79 insurance plan of the Company, or any successor plan.
          ‘LONG-TERM INCENTIVE PLAN” means the 1997 Share Equity Plan and any successor, renewal or additional equity plan of the Company.
          “NOTICE OF TERMINATION” shall mean a written instrument delivered by Employee or the Board, as the case may be, which (a) gives notice of the termination of this Agreement and Employee’s employment hereunder, (b) indicates the provision of this Agreement under which the termination is made, (c) unless the termination is pursuant to Section 5(a), (d), (f) or (g), describes in reasonable detail the facts and circumstances claimed to provide a basis for termination, and (d) specifies the Termination Date (which shall be not more than 30 days after the date of the Notice). The failure by Employee or the Company to describe in a Notice of Termination any fact or circumstance which contributes to a showing of Disability, Good Reason or Cause (as applicable) shall not waive any right to assert such fact or circumstance in enforcing Employee’s or the Company’s rights hereunder.
          “PERFORMANCE BONUS” shall mean any portion of the bonus awarded to Employee under the Annual Incentive Program in which the Employee elects to take in the form of cash.
          “RESIGNATION” shall mean Employee’s resignation from the Company other than pursuant to Section 5(e) or (g). “Resign” shall have the correlative meaning.
          “SEVERANCE MULTIPLE” shall mean the number three (3).
          “TERMINATION DATE” shall mean: (a) if Employee is terminated pursuant to Section 5(b) or (c) or terminates pursuant to Section 5(e) or (g), the date of receipt of the Notice of Termination or any later date specified in the Notice, (b) if Employee is terminated by reason of death, the date of his death, or (c) if Employee is terminated pursuant to Section 5(d) or Resigns, 30 days after the date of receipt of the Notice of Termination.
          “YEAR” shall mean a calendar year including, for purposes of Section 4, all of calendar year 2007.

     2. DUTIES. The Company employs Employee as its Chief Financial Officer, Treasurer and Vice President. During the Employment Period:
          (a) Employee shall perform to the best of his ability, the duties commensurate with Employee’s position as Chief Financial Officer, Treasurer and Vice President, or such other position as Employee may be promoted in the future, as the Company shall assign from time to time.
          (b) Employee shall devote his full time and attention to the business of the Company and shall not engage in any other business activity for gain or profit, other than personal investments or service on corporate, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of his responsibilities under this Agreement.
Employee accepts his employment and agrees to faithfully observe and enforce the policies and decisions of the Company in effect from time to time, including but not limited to the Company’s Code of Business Conduct and Ethics and Insider Trading and Regulation FD Compliance Policy.
     3. TERM. This Agreement and Employee’s employment shall remain in effect during the Employment Period, unless sooner terminated in accordance with Section 5.
     4. COMPENSATION.
          (a) BASE SALARY. Employee shall receive an annual base salary of $275,000, payable in regular increments in accordance with the Company’s standard payroll procedures (but not less frequently than monthly) less applicable withholdings, and subject to such increases as awarded in the discretion of the Compensation Committee from time to time.
          (b) BONUS. Employee shall be eligible for an annual Performance Bonus and an annual Incentive Bonus in accordance with the Annual Incentive Program as administered by the Compensation Committee. The Compensation Committee shall establish the bonus computation methodology and performance criteria for each Year and shall have sole authority to administer the Annual Incentive Program, to establish performance goals, to certify to their achievement, to establish under the Annual Incentive Program the amount of the Performance Bonus and Incentive Bonus, the type of compensation comprising the Incentive Bonus and the number of restricted shares or amount of other equity-based compensation issuable as the Incentive Bonus.
          (c) LONG-TERM INCENTIVE AWARDS. Employee shall be eligible to participate in Long-Term Incentive Awards from time to time at the discretion of the Compensation Committee.
          (d) EMPLOYEE BENEFIT PLANS. Employee shall be eligible to participate in all Employee Benefit Plans made available to other peer management employees of the Company or otherwise agreed to by Employee and the Compensation Committee during the Employment Period.

          (e) VACATION. Employee shall be entitled to at least four weeks paid vacation during each Year of service, or such greater amount as otherwise agreed to by Employee and the Compensation Committee (prorated for any partial Year).
          (f) EXPENSE REIMBURSEMENTS. The Company shall reimburse Employee for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services under this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, in a format and manner consistent with the Company’s expense reporting and reimbursement policies applicable to other peer management employees of the Company.
          (g) ADJUSTMENTS TO COMPENSATION. Employee’s base salary and other cash compensation shall be subject to withholding and other applicable taxes. If Employee is employed by the Company for less than 12 months in any Year, unless otherwise provided in Section 6 or in the applicable plan or arrangement, his compensation and benefits shall be prorated in accordance with the number of days in the Year during which he is employed.
     5. TERMINATION. This Agreement and Employee’s employment hereunder shall be terminated upon the earliest of:
          (a) DEATH. Employee’s employment shall automatically terminate upon his death.
          (b) DISABILITY. The Company will make efforts to reasonably accommodate Employee as required by applicable federal and state laws. However, in the event of Employee’s Disability, the Board may, after giving 30 days’ written notice to Employee, terminate Employee by giving Notice of Termination if he is unable because of his Disability to resume his full-time duties within such 30-day period.
          (c) CAUSE. The Board may terminate Employee’s employment for Cause by giving Notice of Termination to Employee. Employee shall have the right to appeal any termination for Cause to the Board by providing written notice to the Chairman of the Board not later than five business days after the date of the Notice of Termination. Employee and his counsel shall have the right to appear before the Board at a meeting at which such appeal shall be considered. The determination of the Board with regard to such appeal shall be final and binding.
          (d) WITHOUT CAUSE. The Board may terminate Employee’s employment without Cause by giving 30 days’ Notice of Termination to Employee.
          (e) GOOD REASON. Employee may terminate his employment for Good Reason by giving Notice of Termination to the Company.
          (f) RESIGNATION. Employee may Resign his employment by giving 30 days’ Notice of Termination to the Company.
          (g) RETIREMENT. Employee may retire at or after age 65.

     6. COMPENSATION ON TERMINATION. Upon termination of Employee’s employment for any reason provided in Section 5, Employee (or his estate) shall be entitled to all compensation earned and all benefits under Employee Benefit Plans and expense reimbursements vested or accrued through the Termination Date. In addition:
          (a) DEATH OR DISABILITY. If Employee’s employment hereunder is terminated pursuant to Section 5(a) or Section 5(b), Employee (or Employee’s estate in the case of termination pursuant to Section 5(a)) shall receive from the Company in a lump sum payment due within 30 days after the Termination Date, an amount equal to the product of (A) the sum of (i) Employee’s annual base salary at the rate in effect immediately prior to the Termination Date, plus (ii) the amount of the Performance Bonus plus the value on the award date of the Incentive Bonus paid or payable to Employee for the most recently completed Year prior to the Termination Date (annualized as applicable), plus (iii) the value on the award date of the Long-Term Incentive Awards made to Employee during the current Year or if none, during the prior Year (annualized as applicable), times (B) the Severance Multiple. In addition (1) notwithstanding anything to the contrary in any share option plan or agreement, any share options held by Employee on the Termination Date shall become immediately exercisable and may be exercised by Employee (or Employee’s estate or other authorized representative) until the earlier of one year after the Termination Date or 10 years after the grant date of the options, and (2) all unvested restricted shares held by Employee on the Termination Date shall become fully vested as of such date.
          (b) BY THE COMPANY WITHOUT CAUSE; BY EMPLOYEE FOR GOOD REASON. If Employee’s employment hereunder is terminated pursuant to Section 5(d) or Employee terminates Employee’s employment hereunder pursuant to Section 5(e), Employee shall receive from the Company (or its successor, if applicable), in a lump-sum payment due within 30 days after the Termination Date, an amount equal to the product of (A) the sum of (i) Employee’s annual base salary at the rate in effect immediately prior to the Termination Date, plus (ii) the amount of the Performance Bonus plus the value on the award date of the Incentive Bonus paid or payable to Employee for the most recently completed Year prior to the Termination Date (annualized as applicable), plus (iii) the value on the award date of the Long-Term Incentive Awards made to Employee during the current Year or if none, during the prior Year (annualized as applicable), times (B) the Severance Multiple. In addition (1) notwithstanding anything to the contrary in any share option plan or agreement, any share options held by Employee on the Termination Date shall become immediately exercisable and may be exercised by Employee until the earlier of 180 days after the Termination Date or 10 years after the grant date of the options, and (2) all unvested restricted shares held by Employee on the Termination Date shall become fully vested as of such date.
          (c) HEALTH PLANS. If Employee is terminated pursuant to Section 5(b) or (d) or terminates pursuant to Section 5(e), Employee shall be entitled to participate at the Company’s expense in all Health Plans in which Employee was eligible to participate prior to the Termination Date for a period of time after the Termination Date equal to 12 months times the Severance Multiple. Upon Employee’s death, his immediate family shall be entitled to participate at Company’s expense in all Health Plans in which Employee was eligible to participate prior to his death for a period of time after the Termination Date equal to 12 months times the Severance Multiple.
          (d) GROSS-UP PAYMENT. If the Internal Revenue Service asserts that any portion of any payment made to Employee pursuant to any provision of this Agreement constitutes an Excess Parachute Payment and imposes an Excise Tax thereon, then the Company agrees that it will indemnify and hold harmless Employee in an amount equal to such Excise Tax. Such amount shall be paid to Employee immediately pending a final judicial determination of, or settlement determining, such liability for the Excise Tax otherwise. In addition, the Company shall pay a Gross-Up Payment to Employee or his estate in the amount of any Excise Tax incurred by Employee as a result of any severance compensation, accelerated exercisability of options, accelerated vesting of restricted shares and/or continuation of benefits under this Section 6, plus an amount equal to any federal, state or local income tax imposed on Employee as the result of the Company’s payment of any such Excise Tax amount. Such Gross-Up Payment shall be payable to Employee at the time the respective applicable tax triggering such Gross-Up Payment is due. For purposes of determining the amount of the Gross-Up Payment, Employee will be deemed to (i) pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is made, and (ii) state and local income taxes at the highest marginal rates of taxation in the state and locality of his residence in the calendar year in which the Gross-Up Payment is made net, in the case of clause (i), of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The parties agree that the payments required to be made under this Section 6 are such that the payments Employee receives, or is entitled to receive, under this Section 6 shall not be reduced by any Excise Tax or Gross-Up Payment with respect thereto and therefore the net amount retained by Employee, after reimbursement for any Excise Tax, or any other federal, state or local income or other tax that may be payable on receipt of such reimbursement for Excise Tax, that is imposed as a result of any payment required to be made under this Section 6 shall be equal to the same amount as if no such Excise Tax or other tax had been imposed.
     All other rights and obligations of the Company and Employee under this Agreement (other than Sections 8, 9 and 10, which shall survive termination) shall cease as of the Termination Date.
          (e) For purposes of this Section 6, the value on the award date of any Incentive Bonus or any Long-Term Incentive Award shall be, in the case of equity compensation, the estimated fair value of the award as of the grant date, without respect to vesting, determined by the Company in accordance with FAS No. 123 (revised 2004), “Share-Based Payment,” issued by the Financial Accounting Standards Board, or any replacement successor or amended accounting standard regarding the valuation of equity-based awards.
     7. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall limit Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Employee may qualify, nor shall anything herein limit or otherwise affect any rights Employee may have under any other contract or agreement with the Company. Amounts which are vested benefits or which Employee is otherwise entitled to receive at or subsequent to a Termination Date under any plan, policy, practice or program of, or any contract or agreement with, the Company shall be payable in accordance with the same, except as explicitly modified in this Agreement.
     8. FULL SETTLEMENT; RESOLUTION OF DISPUTES.
          (a) The Company’s obligation to make the payments provided in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any unilateral right of set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others, but the foregoing shall not limit the right of the Company to seek such relief in any proceeding. Any payments and benefits provided for in this Agreement shall be contingent upon Employee executing a full release of any and all claims against the Company, the Board and officers of the Company and any affiliates and representatives of the Company arising out of Employee’s employment with the Company or this Agreement. In no event shall Employee be obligated to seek other employment or take any other action to mitigate any amounts payable under this Agreement. If Employee is the prevailing party in any action brought by the Company to contest any liability or obligation hereunder or in any action by Employee to enforce the provisions hereof, the Company shall reimburse Employee for the fees and expenses of his counsel incurred in such action.
          (b) If there is a dispute between the Board and Employee (i) if the Board terminates for Cause, with respect to the existence of Cause (ii) if Employee terminates with Good Reason, with respect to the existence of Good Reason, then, upon the entry of a final, nonappealable judgment by a court of competent jurisdiction declaring that the Board’s termination was not for Cause or that Employee’s determination of Good Reason was made in good faith, as the case may be, the Company shall pay all amounts provided in the applicable provisions of Section 6, plus any damages to which Employee is entitled by reason of the Company’s breach of this Agreement and shall reimburse Employee for the fees and expenses of his counsel incurred in such proceeding.
          (c) Any amount payable under this Section 8 shall bear interest at the federal rate provided in Section 7872(f)(2)(A) of the Code until fully paid.
     9. INDEMNIFICATION. Nothing in this Agreement shall limit Employee’s indemnification rights under the Company’s Declaration of Trust or Bylaws or any Trustees’ and Officers’ insurance coverage. Employee shall not be liable to the Company or its shareholders for any errors or omissions made in good faith and in the absence of gross negligence or willful misconduct.
     10. COVENANTS OF THE EMPLOYEE.
          (a) Employee shall retain in confidence and shall not disclose to any party (other than officers, trustees or representatives of the Company as required for the conduct of the Company’s business), nor use for any purpose (other than in the performance of his duties hereunder) any confidential or proprietary information of or with respect to the Company, its business, financial condition or performance, existing or potential properties, existing or potential transactions, negotiations, relationships, plans, strategies, projections, existing or potential tenants or any other information of a confidential or proprietary nature, whether in written, oral or electronic format and whether disclosed prior to or after the date of this Agreement (“Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include (i) information which is publicly disclosed or otherwise generally available through no fault of Employee, or (ii) information required to be disclosed by Employee or the Company under the federal securities laws and regulations or any subpoena or order of a court or governmental agency. In no event shall an asserted violation of the provisions of this Section 10(a) constitute a basis for the Company’s unilateral deferral or withholding of any amounts otherwise payable to Employee under this Agreement, without limitation of the right of the Company to assert any right of set-off, counterclaim, recoupment, defense or other claim in any proceeding.
          (b) During the Employment Period and for a period ending on the third anniversary of the Termination Date, Employee shall not, directly or indirectly, unless for the Company or its affiliates or otherwise with the express written consent of the Company:
     (i) own or have any interest in, or act as an officer, director, partner, member, manager, principal, employee, agent, representative, consultant, independent contractor or other capacity of or for, or in any way assist, any Competitive Enterprise within the Restricted Area, whether paid or unpaid; or
     (ii) divert or attempt to divert clients, customers or accounts of the Company or of its affiliates (whether or not the applicable parties have done business with the Company or any of its affiliates once or more than once), regardless of their location.
This provision shall not apply if, within one year following a Change in Control, the Company terminates Employee’s employment with Company for any reason other than pursuant to Sections 5(b) or 5(c). Employee agrees that because of the nationwide nature of Company’s business (directly or through its affiliates), the “Restricted Area” shall include the entire United States, and that a more limited geographic restriction is neither feasible nor appropriate to protect the interests of Company. “Competitive Enterprise” means any business that is primarily engaged in the business of developing, acquiring and financing real estate and related improvements associated with megaplex theatre properties, excluding any business that is in the primary business of movie exhibition.
          (c) Employee acknowledges that any breach of the covenants in Sections 10(a) and 10(b) would cause irreparable injury to the Company which would not be fully compensable in damages. Accordingly, the Company shall be entitled to injunctive or specific relief from a court of competent jurisdiction against any breach or threatened breach by Employee, his agents or persons acting through him, of the covenants in Sections 10(a) and 10(b) , without the necessity of posting bond or proving lack of an adequate remedy at law, and without limitation of other remedies that may be available to the Company at law or in equity.

     11. SUCCESSORS.
          (a) This Agreement is personal to Employee and shall not be assigned by him without the prior written consent of the Board. The provisions of Sections 6 and 8 shall inure to the benefit of and be binding on and enforceable by Employee’s heirs and legal representatives.
          (b) This Agreement may be assigned by the Company to any successor to its business or assets and shall inure to the benefit of its successors and assigns.
          (c) This Agreement shall be binding upon and enforceable against any successor (whether direct or indirect, by acquisition, merger, consolidation, Change in Control or otherwise) to the Company or to all or substantially all of its assets, whether such transaction was approved by the Incumbent Trustees or otherwise. The Company shall advise any successor to its business or assets and the person or entity effecting any Change in Control of the provisions of this Agreement and the survival of such provisions following the consummation of such transaction. As used in this Agreement, “Company” shall mean Entertainment Properties Trust and any successor to its business, assets or outstanding securities.
     12. EXCESS PARACHUTE PAYMENT. If the Internal Revenue Service asserts that any portion of any payment made to Employee pursuant to this Agreement constitutes an “excess parachute payment” and imposes an excise tax thereon, the Company will indemnify Employee in an amount equal to the excise tax. Such amount shall be paid to Employee immediately upon a final judicial determination of, or settlement determining, the liability for the excise tax.
     13. GOVERNING LAW. This Agreement shall be governed by Missouri law, without reference to conflicts of laws rules.
     14. HEADINGS. Section headings are for convenience of reference only and shall have no effect on the interpretation of this Agreement.
     15. ENTIRE AGREEMENT. This constitutes the entire agreement of the parties with regard to the subject matter hereof and may not be modified or amended except by written instrument executed by the Company and Employee. This Agreement supercedes and replaces the Employment Agreement, dated as of September 20, 2005, by and between the Company and Employee, which Employment Agreement shall have no further force and effect, provided, however, that nothing in this Agreement shall cause an amendment or modification of any of the terms of any loans to Employee by the Company, which terms, obligations and agreements shall continue in full force and effect.
     16. NOTICE. Any notice or other communication hereunder shall be in writing and may be hand delivered or sent by registered or certified mail return receipt requested, commercial courier or facsimile transmission:

If to Employee:	Mark A. Peterson

FAX:

If to the Company:	Entertainment Properties Trust
30 West Pershing Road, Suite 201
Kansas City, Missouri 64108
Attention: Chief Executive Officer
FAX: (816) 472-5794

and:	Entertainment Properties Trust
30 West Pershing Road, Suite 201
Kansas City, Missouri 64108
Attention: Chairman of the Compensation Committee
FAX: (816) 472-5794
or to such other address or facsimile number as either party shall have furnished the other in writing. Notices and communications shall be effective when actually received by the addressee.
     17. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provision of this Agreement.
     18. WAIVER. A party’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right such party may have hereunder shall not be deemed a waiver of such provision or any other provision of this Agreement, and no such waiver shall be effective unless by written instrument signed by the party granting the waiver.
     19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original and both of which, taken together, shall constitute a single instrument.
     20. AMENDMENT. This Agreement may not be amended or otherwise modified except pursuant to the express written agreement of each of the parties hereto.
     21. BOARD APPROVAL. This Agreement has been approved by the Board upon the recommendation of the Compensation Committee. The officer signing this Agreement on behalf of the Company is duly authorized to do so and to bind the Company to the provisions hereof.
[Remainder of page left intentionally blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the above date.

COMPANY ENTERTAINMENT PROPERTIES TRUST
By:	/s/ David M. Brain
David M. Brain
President and Chief Executive Officer

EMPLOYEE
/s/ Mark A. Peterson
Mark A. Peterson